SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)



                        Gentle Dental Service Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    37245B102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 3, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


               [ ]   Rule 13d-1 (b)

               [X]   Rule 13d-1 (c)

               [ ]   Rule 13d-1 (d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 20 Pages

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 2 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Accel V L.P. ("AV")                         Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]         (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               656,283 shares (including  422,914 shares of outstanding  Common Stock,
     BENEFICIALLY                            58,342  shares of Common Stock  issuable  upon  conversion  of Series D
    OWNED BY EACH                            Preferred  Stock,  and 175,027 shares  issuable upon  conversion of the
      REPORTING                              principal amount of convertible debentures), except that AV Assoc., the
       PERSON                                general partner of AV, and Breyer,  Evnin, Hill,  Patterson,  Sednaoui,
        WITH                                 Swartz, ACPFP, JWBT, SFP and Wagner, the managing members of AV Assoc., may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             656,283 shares (including  422,914 shares of outstanding  Common Stock,
                                             58,342  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 175,027 shares  issuable upon  conversion of the principal amount of convertible debentures), except that AV Assoc., the general partner of AV, and Breyer,  Evnin, Hill,  Patterson,  Sednaoui,
                                             Swartz, ACPFP, JWBT, SFP and Wagner, the managing members of AV Assoc., may be deemed to have  shared  dispositive  power with  respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       656,283
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.10%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 3 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Accel Internet/Strategic Technology Fund L.P. ("AISTF")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               87,938 shares  (including  56,669 shares of  outstanding  Common Stock,
     BENEFICIALLY                            7,817  shares of Common  Stock  issuable  upon  conversion  of Series D
    OWNED BY EACH                            Preferred  Stock,  and 23,452 shares  issuable  upon  conversion of the
      REPORTING                              principal amount of convertible debentures),  except that AISTF Assoc.,
        PERSON                               the general  partner of AISTF,  and  Breyer,  Evnin,  Hill,  Patterson,
         WITH                                Sednaoui,  Swartz, ACPFP, SFP and Wagner, the managing members of AISTF
                                             Assoc.,  may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             87,938 shares  (including  56,669 shares of  outstanding  Common Stock,
                                             7,817  shares of Common  Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 23,452 shares  issuable  upon  conversion of the principal amount of convertible debentures),  except that AISTF Assoc., the general  partner of AISTF,  and  Breyer,  Evnin,  Hill,  Patterson,
                                             Sednaoui,  Swartz, ACPFP, SFP and Wagner, the managing members of AISTF
                                             Assoc.,  may be deemed to have shared dispositive power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       87,938
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.11%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 4 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Accel Keiretsu V L.P. ("AKV")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               13,027  shares  (including  8,395 shares of  outstanding  Common Stock,
     BENEFICIALLY                            1,158  shares of Common  Stock  issuable  upon  conversion  of Series D
    OWNED BY EACH                            Preferred  Stock,  and 3,474 shares  issuable  upon  conversion  of the
      REPORTING                              principal  amount of convertible  debentures),  except that AKV Assoc.,
        PERSON                               the  general  partner  of  AKV  and  Breyer,  Evnin,  Hill,  Patterson,
         WITH                                Sednaoui,  Swartz and Wagner,  managing  members of AKV Assoc.,  may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             13,027  shares  (including  8,395 shares of  outstanding  Common Stock,
                                             1,158  shares of Common  Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 3,474 shares  issuable  upon  conversion  of the principal  amount of convertible  debentures),  except that AKV Assoc., the  general  partner  of  AKV  and  Breyer,  Evnin,  Hill,  Patterson,
                                             Sednaoui,  Swartz and Wagner,  managing  members of AKV Assoc.,  may be deemed to have shared dispositive power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       13,027
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                     [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.17%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 5 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Accel Investors `96 L.P. ("AI96")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               39,083 shares  (including  25,186 shares of  outstanding  Common Stock,
     BENEFICIALLY                            3,474  shares of Common  Stock  issuable  upon  conversion  of Series D
    OWNED BY EACH                            Preferred  Stock,  and 10,423 shares  issuable  upon  conversion of the
      REPORTING                              principal amount of convertible debentures), except that Breyer, Evnin,
       PERSON                                Hill, Patterson,  Sednaoui,  Swartz and Wagner, the general partners of
        WITH                                 AI96,  may be deemed to have shared  voting powers with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             39,083 shares  (including  25,186 shares of  outstanding  Common Stock,
                                             3,474  shares of Common  Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 10,423 shares  issuable  upon  conversion of the principal amount of convertible debentures), except that Breyer, Evnin,
                                             Hill, Patterson,  Sednaoui,  Swartz and Wagner, the general partners of
                                             AI96, may be deemed to have shared  dispositive  powers with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       39,083
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                 [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.50%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 6 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Accel V Associates L.L.C. ("AV Assoc.")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]           (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH                   6        SHARED VOTING POWER
      REPORTING                              656,283 shares (including  422,914 shares of outstanding  Common Stock,
       PERSON                                58,342  shares of Common Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 175,027 shares  issuable upon  conversion of the
                                             principal   amount   of   convertible  debentures),  which  shares  are
                                             directly owned by AV. AV Assoc.  is the general  partner of AV, and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             656,283 shares (including  422,914 shares of outstanding  Common Stock,
                                             58,342  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 175,027 shares  issuable upon  conversion of the principal amount of convertible debentures),  which shares are directly owned by AV. AV Assoc.  is the general partner of AV, and may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       656,283
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.10%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   OO
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 7 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Accel Keiretsu V Associates L.L.C. ("AKV Assoc.")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH6                           SHARED VOTING POWER
      REPORTING                              13,027  shares  (including  8,395 shares of  outstanding  Common Stock,
       PERSON                                1,158  shares of Common  Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 3,474 shares  issuable  upon  conversion  of the principal amount of convertible debentures),  which shares are directly owned by AKV.  AKV Assoc.  is the  general  partner of AKV,  and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             13,027  shares  (including  8,395 shares of  outstanding  Common Stock,
                                             1,158  shares of Common  Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 3,474 shares  issuable  upon  conversion  of the principal amount of convertible debentures),  which shares are directly owned by AKV.  AKV Assoc.  is the  general  partner of AKV,  and may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       13,027
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.17%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   OO
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 8 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTF Assoc.")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH                   6        SHARED VOTING POWER
      REPORTING                              87,938 shares  (including  56,669 shares of  outstanding  Common Stock,
       PERSON                                7,817  shares of Common  Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 23,452 shares  issuable  upon  conversion of the principal amount of convertible debentures),  which shares are directly owned by AISTF.  AISTF Assoc. is the general partner of AISTF,  and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             87,938 shares  (including  56,669 shares of  outstanding  Common Stock,
                                             7,817  shares of Common  Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 23,452 shares  issuable  upon  conversion of the principal amount of convertible debentures),  which shares are directly owned by AISTF.  AISTF Assoc. is the general partner of AISTF,  and may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       87,938
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                 [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.11%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   OO
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 9 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     ACP Family Partnership L.P. ("ACPFP")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH                   6        SHARED VOTING POWER
      REPORTING                              744,221 shares (including  479,583 shares of outstanding  Common Stock,
       PERSON                                66,159  shares of Common Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 198,479 shares  issuable upon  conversion of the principal  amount of convertible  debentures),  of which 656,283 shares are directly owned by AV and 87,938 shares are directly owned by AISTF.
                                             ACPFP may be deemed to have shared  voting  power with  respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE VOTING POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             744,221 shares (including  479,583 shares of outstanding  Common Stock,
                                             66,159  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 198,479 shares  issuable upon  conversion of the principal  amount of convertible  debentures),  of which 656,283 shares are directly owned by AV and 87,938 shares are directly owned by AISTF.
                                             ACPFP may be deemed to have shared  dispositive  power with  respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       744,221
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   9.15%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 10 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Swartz Family Partnership L.P. ("SFP")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH                   6        SHARED VOTING POWER
      REPORTING                              744,221 shares (including  479,583 shares of outstanding  Common Stock,
       PERSON                                66,159  shares of Common Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 198,479 shares  issuable upon  conversion of the principal  amount of convertible  debentures),  of which 656,283 shares are directly owned by AV and 87,938 shares are directly owned by AISTF.
                                             SFP may be deemed to have  shared  voting  power  with  respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             744,221 shares (including  479,583 shares of outstanding  Common Stock,
                                             66,159  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 198,479 shares  issuable upon  conversion of the principal  amount of convertible  debentures),  of which 656,283 shares are directly owned by AV and 87,938 shares are directly owned by AISTF.
                                             SFP may be deemed to have shared dispositive power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       744,221
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   9.15%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 11 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     The Breyer 1995 Trust dated 10/4/95 ("JWBT")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH                   6        SHARED VOTING POWER
      REPORTING                              656,283 shares (including  422,914 shares of outstanding  Common Stock,
       PERSON                                58,342  shares of Common Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 175,027 shares  issuable upon  conversion of the principal amount of convertible debentures),  which shares are directly owned by AV.  JWBT may be  deemed  to have  shared  voting  power  with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             656,283 shares (including  422,914 shares of outstanding  Common Stock,
                                             58,342  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 175,027 shares  issuable upon  conversion of the principal amount of convertible debentures),  which shares are directly owned by AV. JWBT may be deemed to have shared  dispositive  power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       656,283
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.10%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   OO
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 12 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     James W. Breyer ("Breyer")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH                   6        SHARED VOTING POWER
      REPORTING                              796,331 shares (including  513,164 shares of outstanding  Common Stock,
       PERSON                                70,791  shares of Common Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96.  Breyer may be deemed to have shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             796,331 shares (including  513,164 shares of outstanding  Common Stock,
                                             70,791  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96.  Breyer may be deemed to have shared  dispositive  power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       796,331
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   9.77%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 13 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Luke B. Evnin ("Evnin")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH                   6        SHARED VOTING POWER
      REPORTING                              796,331 shares (including  513,164 shares of outstanding  Common Stock,
       PERSON                                70,791  shares of Common Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96.  Evnin may be deemed to have  shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             796,331 shares (including  513,164 shares of outstanding  Common Stock,
                                             70,791  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96.  Evnin may be deemed to have  shared  dispositive  power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       796,331
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   9.77%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 14 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Eugene D. Hill, III ("Hill")

----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH                   6        SHARED VOTING POWER
      REPORTING                              796,331 shares (including  513,164 shares of outstanding  Common Stock,
       PERSON                                70,791  shares of Common Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96.  Hill may be deemed to have  shared  voting  power  with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             796,331 shares (including  513,164 shares of outstanding  Common Stock,
                                             70,791  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96. Hill may be deemed to have shared dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       796,331
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   9.77%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 15 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     Arthur C. Patterson ("Patterson")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               17,913 shares  (including  11,544 shares of  outstanding  Common Stock,
     BENEFICIALLY                            1,592  shares of Common  Stock  issuable  upon  conversion  of Series D
    OWNED BY EACH                            Preferred  Stock,  and  4,777  shares  of Common  Stock  issuable  upon
      REPORTING                              conversion of the principal amount of convertible  debentures) directly
       PERSON                                owned by Ellmore  C.  Patterson  Partners  ("ECPP").  Patterson  is the
        WITH                                 general  partner  of ECPP and may be deemed to have sole  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             796,331 shares (including  513,164 shares of outstanding  Common Stock,
                                             70,791  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96. Patterson may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             17,913 shares  (including  11,544 shares of  outstanding  Common Stock,
                                             1,592  shares of Common  Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and  4,777  shares  of Common  Stock  issuable  upon conversion of the principal amount of convertible  debentures) directly owned by Ellmore  C.  Patterson  Partners  ("ECPP").  Patterson  is the
                                             general  partner  of ECPP and may be deemed  to have  sole  dispositive power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             796,331 shares (including  513,164 shares of outstanding  Common Stock,
                                             70,791  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96. Patterson may be deemed to have shared dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       814,244
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   9.98%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 16 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     G. Carter Sednaoui ("Sednaoui")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH                   6        SHARED VOTING POWER
      REPORTING                              796,331 shares (including  513,164 shares of outstanding  Common Stock,
       PERSON                                70,791  shares of Common Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96.  Sednaoui may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             796,331 shares (including  513,164 shares of outstanding  Common Stock,
                                             70,791  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96.  Sednaoui may be deemed to have shared dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       796,331
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   9.77%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 17 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     James R. Swartz ("Swartz")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH                   6        SHARED VOTING POWER
      REPORTING                              796,331 shares (including  513,164 shares of outstanding  Common Stock,
       PERSON                                70,791  shares of Common Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96.  Swartz may be deemed to have shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             796,331 shares (including  513,164 shares of outstanding  Common Stock,
                                             70,791  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96.  Swartz may be deemed to have shared  dispositive  power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       796,331
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   9.77%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 37245B102                                             13 G                  Page 18 of 20 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     J. Peter Wagner ("Wagner")
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------
       NUMBER OF                    5        SOLE VOTING POWER
        SHARES                               0 shares
     BENEFICIALLY                   -------- -----------------------------------------------------------------------
    OWNED BY EACH                   6        SHARED VOTING POWER
      REPORTING                              796,331 shares (including  513,164 shares of outstanding  Common Stock,
       PERSON                                70,791  shares of Common Stock  issuable  upon  conversion  of Series D
        WITH                                 Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96.  Wagner may be deemed to have shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             796,331 shares (including  513,164 shares of outstanding  Common Stock,
                                             70,791  shares of Common Stock  issuable  upon  conversion  of Series D
                                             Preferred  Stock,  and 212,376 shares  issuable upon  conversion of the principal  amount of  convertible  debentures),  of which  656,283  are shares directly owned by AV, 87,938 are shares directly owned by AISTF,
                                             13,027 are shares  directly owned by AKV and 39,083 are shares directly owned by AI96.  Wagner may be deemed to have shared  dispositive  power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       796,331
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   9.77%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 1 amends the original Statement on 13G dated as of February 13, 1998 and filed by the certain of the Reporting Persons pursuant to Rule 13d-1(d) (the "Original Statement"). In connection with the purchase of certain Series D Preferred Stock and Convertible Debentures on June 3, 1998, the Reporting Persons are filing this Amendment No. 1 to reflect a change in filing status from Rule 13d-1(d) to Rule 13d-1(c). Only those Items as to which there has been a change of information are included in this Amendment.



ITEM 2(a) Name of Persons Filing: Item 2(a) of the Original Statement is hereby amended to add J. Peter Wagner ("Wagner") to the list of Reporting Persons.

ITEM 2(c) Citizenship: Item 2(c) of the Original Statement is hereby amended to specify that Wagner is a United States citizen.

ITEM 4 OWNERSHIP: Item 4 of the Original Statement is hereby amended to specify that the ownership information provided in this Amendment No. 1 is as of June 3, 1998.


ITEM 10.          CERTIFICATIONS:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 12, 1998



Entities:

Accel V L.P.
Accel Internet/Strategic Technology
    Fund L.P.
Accel Keiretsu V L.P.
Accel Investors '96 L.P.
Accel V Associates L.L.C.
Accel Keiretsu V Associates L.L.C.
Accel Internet/Strategic Technology Fund
    Associates L.L.C.
ACP Family Partnership L.P.                 By:   /s/ G. Carter Sednaoui
The Breyer 1995 Trust dated 10/4/95               ------------------------------
Swartz Family Partnership L.P.                    G. Carter Sednaoui, as general
                                             partner or managing member or as
                                             Attorney-in-fact for above-listed
                                             entities


Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Arthur C. Patterson
G. Carter Sednaoui
James R. Swartz


                                            By:   /s/ G. Carter Sednaoui
                                                  ------------------------------
                                                  G. Carter Sednaoui,
                                                  Individually and as
                                                  Attorney-in-fact for
                                                  above-listed individuals


                                            By:   /s/ J. Peter Wagner
                                                  ------------------------------
                                                  J. Peter Wagner, Individually